Exhibit 3.1

Amendments to Amended and Restated Bylaws

of Associated Banc-Corp

ARTICLE I, Section 1 – Principal and Business Offices is amended as follows:

Section 1 - Principal and Business Offices

The principal office of Associated Banc-Corp (the “Corporation”) in the State of Wisconsin shall be located in the City of ~~Ashwaubenon~~Green Bay, County of Brown.  The Corporation may have such other offices, either within or without the State of Wisconsin, as the Board of Directors may designate or as the business of the Corporation may require from time to time.

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ARTICLE III, Section 10 – Chairman of the Board is amended as follows:

Section 10 - Chairman of the Board

The Board of Directors may appoint one (1) of its members to be Chairman of the Board  (“Chairman”) to serve at the pleasure of the Board.  The Chairman shall, when present, preside at all meetings of the shareholders and of the Board of Directors.  ~~The~~It is the policy of the Board of Directors that the roles of Chairman ~~may also be appointed as~~and Chief Executive Officer will be separate.  If no Chief Executive Officer is appointed or in the absence of the Chief Executive Officer or in the event of the Chief Executive Officer’s death, inability, or refusal to act, the Chairman shall perform the duties of the Chief Executive Officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer.  The Chairman shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him/her by the Board of Directors.

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ARTICLE XV, Section 3 - Alternate Locations is amended as follows:

Section 3 - Alternate Locations

The offices of the Corporation at which its business shall be conducted shall be the main office thereof located at ~~1200 Hansen Road, Ashwaubenon~~433 Main Street, Green Bay, Wisconsin, and any other legally authorized location that may be leased or acquired by this Corporation to carry on its business. During an emergency resulting in any authorized place of business of this Corporation being unable to function, the business ordinarily conducted at such location shall be relocated elsewhere in suitable quarters, in addition to or in lieu of the locations heretofore mentioned, as may be designated by the Board of Directors or by the Executive Committee or by such persons as are then, in accordance with resolutions adopted from time to time by the Board of Directors dealing with the exercise of authority in the time of such emergency, conducting the affairs of this Corporation.  Any temporarily relocated place of business of this Corporation shall be returned to its legally authorized location as soon as practicable, and such temporary place of business shall then be discontinued.